Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-276440, No. 333-170650, No. 333-139446, No. 333-81138, No. 333-73172, and No. 333-08009) of American Shared Hospital Services (the “Company”), of our report dated March 31, 2026, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

San Francisco, California

March 31, 2026